News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications: 812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER DIVIDEND

(Columbus, IN, February 26, 2003) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.07 per share to be paid on March 28, 2003, to all shareholders of record on March 14, 2003. The dividend rate is a $0.0025 per share or 3.7% increase as compared with the dividend paid in each quarter of 2002.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its operating companies -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.